Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                           INVESCO SPECIAL VALUE FUND

A Special Meeting ("Meeting") of Shareholders of Morgan Stanley Special Value Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1)  Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                     Votes     Votes      Broker
Matter                                                  Votes For   Against   Abstain   Non-Votes
------                                                 ----------   -------   -------   ---------
(1) Approve an Agreement and Plan of Reorganization.   14,315,455   633,114   905,023       0